EXHIBIT 10.24

RESTRICTED STOCK RIGHTS AWARD AGREEMENT
PNM RESOURCES, INC.
OMNIBUS PERFORMANCE EQUITY PLAN

PNM Resources, Inc., a New Mexico corporation, (“PNMR” or the “Company”) hereby awards to «First» «Last», (the “Grantee”), a Participant in the PNM Resources, Inc. Omnibus Performance Equity Plan (the “Plan”), as it may be amended, a Restricted Stock Rights Award (the “Award”) for the number of shares of Common Stock of the Company (“Stock”) noted below. The grant is made effective as of the 13th day of February, 20066 (the “Grant Date”).

Capitalized terms used in this Restricted Stock Rights Award Agreement (the “Agreement”) and not otherwise defined herein shall have the meanings given to such terms in the Plan.

1.  Grant. Grantee is hereby granted a Restricted Stock Rights Award for «Restricted_Stock_Rights_» shares of Stock. This Award is granted pursuant to the Plan, the terms of which are hereby incorporated by reference.

2.  Vesting.

(a) Except as set forth below, these Restricted Stock Rights shall vest in the following manner: (i) on the first anniversary of the Grant Date, 33%; (ii) on the second anniversary of the Grant Date, 67%; and (ii) on the third anniversary of the Grant Date, 100%.

(b) Upon the termination of the Grantee’s employment due to death, Disability, Retirement, or Impaction, the Grantee’s nonvested Restricted Stock Rights shall vest as described in Section 13.1(a)(ii) of the Plan.

(c) Upon a Change in Control, the Grantee’s nonvested Restricted Stock Rights shall fully vest.

(d) Upon the involuntary or voluntary termination of employment of Grantee for any reason other than those set forth in Subparagraphs (b) and (c) above, the Restricted Stock Rights, if not previously vested, shall be canceled and forfeited immediately.

(e) Upon termination of employment with the Company for Cause, all nonvested Restricted Stock Rights shall be terminated and forfeited immediately.

3.  Form and Timing of Delivery of Certificate. Within an administratively reasonable period of time following the lapse of restrictions and after satisfaction of all applicable withholding requirements, the Grantee shall receive a stock certificate evidencing Grantee’s ownership of the shares.

4.  Adjustments. Neither the existence of the Plan nor this Award shall affect, in any way, the right or power of the Company to make or authorize: any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business; or any merger or consolidation of the Company; or the dissolution or liquidation of the Company; or any sale or transfer of all or any part of its assets or business; or any corporate act or proceeding, whether of a similar character or otherwise; all of which, and the resulting adjustments in, or impact on, the Award are more fully defined in Section 5.3 of the Plan.

5.  Withholding and Deductions. In accordance with Sections 17.1 and 17.2 of the Plan, the Company may withhold, or require Grantee to remit to the Company, an amount sufficient to satisfy any federal, state or local withholding tax requirements.

6.  Dividend Equivalents. The Grantee will not be entitled to receive a dividend equivalent for any of the Restricted Stock Rights.

7.  Compliance with Exchange Act. If the Grantee is subject to Section 16 of the Exchange Act, Restricted Stock Rights granted pursuant to this Award are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act.

8.  Non-Assignability. The Award and Grantee’s rights under this Agreement shall not be transferable other than by will or by the laws of descent and distribution. The Restricted Stock Rights are otherwise non-assignable. (See Section 13 of the Plan). The terms hereof shall be binding on the executors, administrators, heirs and successors of the Grantee.

9.  Voting Rights. During the Restricted Period, the Grantee will have no voting rights with respect to nonvested Restricted Stock Rights.

10.  Grantee Representation. As a condition to the receipt of any shares of Stock hereunder, the Company may require a representation from the Grantee that the Stock is being acquired only for investment purposes and without any present intention to sell or distribute such shares.

11.  Tax Issues. Pursuant to Section 83 of the Internal Revenue Code of 1986 (the “Code”) the value of the shares of Stock received by Grantee will be taxed as ordinary income as of the date the restrictions lapse (i.e., as they vest). Grantee understands that Grantee may elect to be taxed as of the Grant Date, rather than as the Restricted Stock Rights vest, by filing an election under Section 83(b) of the Code with the Internal Revenue Service within 30 days of the Grant Date. The Grantee acknowledges that Grantee should consult a tax advisor regarding the consequences of this Award and whether or not to file an election under Section 83(b) of the Code. The Grantee also acknowledges that the dividend equivalents represent taxable compensation income and are subject to applicable withholding and employment taxes.

12.  Employment Agreement. Notwithstanding anything to the contrary contained in this Agreement, (a) neither the Plan nor this Agreement is intended to create an express or implied contract of employment for a specified term between the Grantee and the Company and (b) unless otherwise expressed or provided, in writing, by an authorized officer, the employment relationship between the Grantee and the Company shall be defined as “employment at will” wherein either party, without prior notice, may terminate the relationship with or without cause.

13.  Regulatory Approvals and Listing. The Company shall not be required to issue any certificate for shares of Stock upon the vesting of Restricted Stock Rights granted under this Agreement prior to satisfying any regulatory approval, registration, qualification or other requirements of the Securities and Exchange Commission, the Internal Revenue Service or any other governmental agency which the Committee, in its sole discretion, shall determine to be necessary or advisable. (See Section 19.1 of the Plan).

14.  Administration. This Agreement shall at all times be subject to the terms and conditions of the Plan and the Plan shall in all respects be administered by the Committee in accordance with the terms of and as provided in the Plan. The Committee shall have the sole and complete discretion with respect to the interpretation of this Agreement and the Plan, and all matters reserved to it by the Plan. The decisions of the majority of the Committee with respect thereto and to this Agreement shall be final and binding upon Grantee and the Company. In the event of any conflict between the terms and conditions of this Agreement and the Plan, the provisions of the Plan shall control

15.  Waiver and Modification. The provisions of this Agreement may not be waived or modified unless such waiver or modification is in writing signed by the Company.

16.  Validity and Construction. The validity and construction of this Award shall be governed by the laws of the State of New Mexico.

MANY OF THE PROVISIONS OF THIS AWARD AGREEMENT ARE SUMMARIES OF SIMILAR PERTINENT PROVISIONS OF THE PLAN. TO THE EXTENT THIS AGREEMENT IS SILENT ON AN ISSUE OR THERE IS A CONFLICT BETWEEN THE PLAN AND THIS AGREEMENT, THE PLAN PROVISIONS SHALL CONTROL.

IN WITNESS WHEREOF, the Company has caused this Restricted Stock Rights Award Agreement to be executed, effective as of February 13, 20066.

PNM RESOURCES, INC.

By : /s/ JEFFRY E. STERBA
  JEFFRY E. STERBA
  Chairman, President and Chief Executive Officer

________________________________
Grantee

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